Exhibit 99.5

AMERICREDIT ANNOUNCES $1.5 BILLION

PRIME/NEAR-PRIME FINANCING FACILITY

FORT WORTH, TEXAS September 5, 2007 – AMERICREDIT CORP. (NYSE: ACF) announced today that it has entered into a $1.5 billion prime/near-prime warehouse financing facility. This facility, which matures in September 2008, will replace the three existing prime and near-prime facilities totaling $1.45 billion that the Company terminated today. AmeriCredit has total available warehouse commitments of $5.4 billion, including U.S. facilities of $5.25 billion, all of which mature subsequent to July 2008.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has over one million customers and approximately $16 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Investor Relations	Media Relations

Caitlin DeYoung	John Hoffmann

(817) 302-7394	(817) 302-7627